EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement (Form S-3 No. 333-163301) and related Preliminary Prospectus of Active Power, Inc. for the registration of common stock and warrants and to the incorporation by reference therein of our reports dated February 27, 2009, with respect to the consolidated financial statements of Active Power, Inc., and the effectiveness of internal control over financial reporting of Active Power, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

December 17, 2009